Exhibit 99.1

CONSENT OF EVERCORE GROUP L.L.C.

May 29, 2018

The Conflicts Committee of the Board of Directors of

WPZ GP LLC, the the general partner of

Williams Partners L.P.

One Williams Center

Tulsa, Oklahoma 74172-0172

Members of the Conflicts Committee:

We hereby consent to (i) the inclusion of our opinion letter, dated May 16, 2018, to the Conflicts Committee of the Board of Directors of WPZ GP LLC as Annex B to the joint consent statement/proxy statement/prospectus included in the initially filed Registration Statement on Form S-4 of The Williams Companies, Inc., a Delaware corporation (“WMB”) filed on May 29, 2018 (the “Registration Statement”) relating to the proposed merger of a wholly owned subsidiary of WMB with and into Williams Partners L.P., a Delaware limited partnership, and (ii) all references to Evercore Group L.L.C. in the sections captioned “Summary—Opinion of Evercore – Financial Advisor to WPZ Conflicts Committee”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the WPZ Conflicts Committee and the WPZ Board”, “The Merger—Reasons for the WPZ Conflicts Committee’s Recommendation”, “The Merger—Unaudited Financial Projections of Williams and Williams Partners”, “The Merger— Opinion of Evercore – Financial Advisor to the WPZ Conflicts Committee”, and “Part II. Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules” of the joint consent statement/proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement (including any subsequent amendments to the above—mentioned Registration Statement), joint consent statement/proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Robert A. Pacha
Name:	Robert A. Pacha
Title:	Senior Managing Director